Exhibit 4.29

DESCRIPTION OF SECURITIES

Common Shares

The authorized capital of NioCorp Developments Ltd., a British Columbia corporation (the “Company”), consists of an unlimited number of common shares, without par value, of the Company (the “Common Shares”). The holders of Common Shares are entitled to receive notice of and attend all meetings of shareholders, with each Common Share held entitling the holder to one (1) vote on any resolution to be passed at such shareholder meetings. The holders of Common Shares are entitled to dividends if, as and when declared by the Company’s Board of Directors (the “Board”). The Common Shares are entitled, upon liquidation, dissolution, or winding up of the Company, to receive the remaining assets of the Company available for distribution to shareholders. There are no pre-emptive, conversion, or redemption rights attached to the Common Shares.

Exchange Controls

There are no governmental laws, decrees, or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of the securities of the Company, other than as discussed below and Canadian withholding tax. See “—Certain Canadian Federal Income Tax Considerations for U.S. Residents” below.

Competition Act

Limitations on the ability to acquire and hold Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition of Canada (the “Commissioner”) to review any acquisition of a significant interest in the Company. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Canadian Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada.

Investment Canada Act

The Investment Canada Act subjects an acquisition of control of a Canadian business by a non-Canadian to government notification or review depending on whether the relevant financial threshold (based on enterprise value or asset value of the company), as calculated pursuant to the legislation, is exceeded. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to result in a net benefit to Canada. Under the national-security-review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect of a broad range of investments by a non-Canadian. No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security.”

Certain Canadian Federal Income Tax Considerations for U.S. Residents

The following generally summarizes certain Canadian federal income tax consequences generally applicable under the Income Tax Act (Canada) and the regulations enacted thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Tax Convention (1980) (the “Convention”) to the holding and disposition of Common Shares.

Comment is restricted to holders of Common Shares each of whom, at all material times for the purposes of the Canadian Tax Act and the Convention, (i) is resident solely in the U.S. for tax purposes, (ii) is a “qualifying person” under and entitled to the benefits of the Convention, (iii) holds all Common Shares as capital property, (iv) deals at arm’s length with and is not affiliated with the Company, (v) does not and is not deemed to use or hold any Common Shares in a business carried on in Canada (including an adventure or concern in the nature of trade), (vi) is not an insurer that carries on business in Canada and elsewhere, (vii) is not an “authorized foreign bank” (as defined in the Canadian Tax Act), (viii) has not entered into a “derivative forward agreement”, “synthetic equity arrangement” or

“synthetic disposition arrangement” (each as defined in the Canadian Tax Act) with respect to the Common Shares, and (ix) does not have and has not had, at any time, a “permanent establishment” (as defined in the Convention) of any kind in Canada (each such holder, a “U.S. Resident Holder”).

Certain U.S.-resident entities that are fiscally transparent for U.S. federal income tax purposes (including limited liability companies) may not in all circumstances be entitled to the benefits of the Convention. Members of or holders of an interest in such an entity that holds Common Shares should consult their own tax advisers regarding the extent, if any, to which the benefits of the Convention will apply to the entity in respect of its Common Shares.

Generally, a U.S. Resident Holder’s Common Shares will be considered to be capital property of such holder provided that the U.S. Resident Holder is not a trader or dealer in securities, did not acquire, hold, or dispose of the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade (i.e. speculation), and does not hold the Common Shares in the course of carrying on a business.

This summary is based on the current provisions of the Canadian Tax Act and the Convention in effect as of the date prior to the date hereof, all specific proposals to amend the Canadian Tax Act and the Convention publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing and made publicly available by the CRA prior to the date hereof. This summary assumes that the Tax Proposals will be enacted as currently proposed, and that there will be no other material change to any applicable law or administrative policy or assessing practice, whether by way of judicial, legislative or governmental decision or action, although no assurance can be given in these respects. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial, or foreign tax considerations, which may differ materially from those set out herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be and should not be construed as legal or tax advice to any particular U.S. Resident Holder, and no representations with respect to the tax consequences to any U.S. Resident Holder are made herein. The tax consequences of holding and disposing of Common Shares will vary according to the U.S. Resident Holder’s particular circumstances. U.S. Resident Holders are urged to consult their own tax advisers for advice with respect to their particular circumstances. The discussion below is qualified accordingly.

In general, for purposes of the Canadian Tax Act, all amounts relating to the holding or disposition of Common Shares must be converted into Canadian dollars based on the relevant exchange rate as determined in accordance with the Canadian Tax Act.

A U.S. Resident Holder generally will not be subject to tax under the Canadian Tax Act in respect of a capital gain realized on the disposition or deemed disposition of one or more Common Shares, nor will a capital loss arising therefrom be recognized under the Canadian Tax Act, unless such Common Shares constitute “taxable Canadian property” (as defined in the Canadian Tax Act) of the U.S. Resident Holder at the time of disposition and the U.S. Resident Holder is not entitled to relief under the Convention.

Generally, a U.S. Resident Holder’s Common Shares will not constitute “taxable Canadian property” of such holder at a particular time at which the Common Shares are listed on a “designated stock exchange” (which currently includes Nasdaq) unless at any time during the 60-month period that ends at the particular time both of the following conditions are concurrently met:

1.
25% or more of the issued shares of any class of the capital stock of the Company were owned by or belonged to one or any combination of:
(a)
the U.S. Resident Holder,
(b)
persons with whom the U.S. Resident Holder did not deal at arm’s length, and

(c)
partnerships in which the U.S. Resident Holder or a person referred to in clause (b) holds a membership interest directly or indirectly through one or more partnerships, and
2.
more than 50% of the fair market value of the Common Shares was derived directly or indirectly from, one or any combination of, real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Canadian Tax Act), “timber resource properties” (as defined in the Canadian Tax Act), or options in respect of, or interests in, or for civil law rights in, any of the foregoing, whether or not the property exists.

Pursuant to Tax Proposals released by the Department of Finance (Canada) on July 23, 2026 (the “TCP Proposals”), shares that are listed on a designated stock exchange would be deemed to include an option, an interest or a right in such shares, whether or not such shares exist, such that any such options, interests or rights held by a U.S. Resident Holder would be included in determining whether such U.S. Resident Holder exceeds the 25% threshold described in (1) above. The TCP Proposals are proposed to come into force on Royal Assent.

Notwithstanding the foregoing, Common Shares may also be deemed to be “taxable Canadian property” in certain circumstances set out in the Canadian Tax Act.

U.S. Resident Holders whose Common Shares are or may be “taxable Canadian property” should consult their own tax advisors with respect to the tax and compliance considerations that may be relevant to them, including with respect to any potential relief under the Convention.

A U.S. Resident Holder to whom the Company pays or credits or is deemed to pay or credit a dividend on such holder’s Common Shares will be subject to Canadian withholding tax, and the Company will be required to withhold the tax from the dividend and remit it to the CRA for the holder’s account. The rate of withholding tax under the Canadian Tax Act is 25% of the gross amount of the dividend, but should generally be reduced under the Convention to 15% (or, if the U.S. Resident Holder is a company which is the beneficial owner of at least 10% of the voting stock of the Company, 5%) of the gross amount of the dividend. For this purpose, a company that is a resident of the U.S. for purposes of the Canadian Tax Act and the Convention and is entitled to the benefits of the Convention shall be considered to own the voting stock of the Company owned by an entity that is considered fiscally transparent under the laws of the U.S. and that is not a resident of Canada, in proportion to such company’s ownership interest in that entity.

Shareholder Rights Plan

On November 21, 2025, the Board approved the Company’s limited-duration shareholder rights plan (the “Rights Plan”) as set forth in the Shareholder Rights Plan Agreement, dated as of November 21, 2025 (the “Original Rights Plan Agreement”), by and between the Company and Computershare Investor Services Inc., as rights agent (or any successor rights agent) (the “Rights Agent”). The Board adopted the Rights Plan to help ensure that all shareholders of the Company are treated equally and fairly in the event of any unsolicited take-over bid or other attempt to acquire control of the Company (including by way of a “creeping take-over bid”). On April 6, 2026, following approval by the Company’s shareholders at the Company’s Annual Meeting of Shareholders, the Company entered into an Amended and Restated Shareholder Rights Plan Agreement (the “Amended Rights Plan Agreement”), by and between the Company and the Rights Agent, which amends and restates the Original Shareholder Rights Plan Agreement in its entirety.

Effective Date and Term

The Rights Plan originally became effective on November 21, 2025, after approval by the Board on November 21, 2025. As amended pursuant to the Amended Rights Plan Agreement, the Rights Plan will expire at 5:00 p.m. (Toronto time) on the date of the Company’s annual general meeting of shareholders held in 2027, or earlier upon the redemption of the Rights (as defined below), or provided that a Flip-in Event (as defined below) has not occurred, at such date or time as the Board may determine in its sole discretion (the “Expiration Time”).

Issue of Rights

At the close of business on December 4, 2025 (the “Record Time”), one right (a “Right”) was issued and attached to each Common Share outstanding as at the Record Time. Thereafter, one Right will attach to each Common Share issued after the Record Time and prior to the earlier of the Separation Time (as defined below) and the Expiration Time.

Rights Exercise Privilege

The Rights are not exercisable initially. The Rights generally separate from the Common Shares and become exercisable (A) ten trading days after the earlier of (i) the first date of public announcement or disclosure by the Company or an Acquiring Person (as defined in the Amended Rights Plan Agreement) of facts indicating that a person has become an Acquiring Person (such date being the “Stock Acquisition Date”), (ii) the date of the commencement of or first public announcement or disclosure of the current intention of any person (other than the Company or any of its subsidiaries) to commence a take-over bid which would result in such person becoming the Beneficial Owner (as defined in the Amended Rights Plan Agreement) of 20% or more of the outstanding Common Shares and any other shares in the capital of the Company entitled to vote generally in the election of directors (collectively, “Voting Shares”), other than pursuant to a Permitted Bid or a Competing Permitted Bid (each as defined below), and (iii) the date on which a Permitted Bid or a Competing Permitted Bid ceases to qualify as such, or (B) such later time as may be determined by the Board (in any such case, the “Separation Time”). From and after the Separation Time and prior to the Expiration Time, each Right will entitle the holder thereof to purchase one Common Share for the Exercise Price (as defined in the Amended Rights Plan Agreement) as at the business day immediately preceding the Separation Time, subject to certain adjustments, including in connection with a Flip-in Event, as described below. The transaction or event in or pursuant to which any Acquiring Person becomes the Beneficial Owner of 20% of the outstanding Voting Shares, other than by way of a Permitted Bid or a transaction otherwise permitted by the Rights Plan, is referred to as a “Flip-in Event.”

Any Rights held by an Acquiring Person (or any Affiliate or Associate (as each such term is defined in the Amended Rights Plan Agreement) of an Acquiring Person or any other person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of such other person) will become null and void upon the occurrence of a Flip-in Event. Ten trading days after the Stock Acquisition Date, each Right (excluding Rights held by an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any other person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of such other person or certain transferees) which have become void) will permit the purchase of that number of Common Shares having an aggregate Market Price (as defined in the Amended Rights Plan Agreement) on the date of consummation or occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price. The “Exercise Price” is defined, for the period from and after the Separation Time, as an amount equal to three (3) times the Market Price per Common Share determined as at the Separation Time. For instance, if the Market Price at the Separation Time is $10 per share, the Exercise Price would be $30 and each Right would entitle the holder to acquire Common Shares having an aggregate Market Price on the date of consummation or occurrence of a Flip-in Event of $60 (i.e., twice the Exercise Price [2 x $30]) in exchange for cash consideration equal to the Exercise Price. In effect, each shareholder (other than an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any other person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of such other person or certain transferees)) will have the right, upon the occurrence of a Flip-in Event, to acquire six (6) Common Shares at a price equal to $30 (or 50% of the Market Price, as determined for the purposes of the Rights Plan), assuming the Market Price per Common Share on the date of consummation or occurrence of a Flip-in Event is $10.

The Amended Rights Plan Agreement provides for certain adjustments to the Exercise Price and the number of Rights outstanding upon the occurrence of certain events, including, without limitation, the declaration or payment of a stock dividend on the Common Shares, the subdivision or consolidation of the outstanding Common Shares, and the fixing of a record date for distributions to all holders of Common Shares.

Trading of Rights

Until the Separation Time, the Rights will be evidenced by the certificates or book entries representing the associated Common Shares and will be transferable only together with the associated Common Shares. Promptly following the Separation Time, the Company will determine whether it wishes to issue separate certificates evidencing the Rights (“Rights Certificates”) or whether it will maintain the Rights in book entry form. If the Company decides to maintain Rights in book entry form, it will put in place such alternative procedures as are determined necessary in consultation with the Rights Agent for the Rights to be maintained in book entry form. In the event that the Company determines to issue Rights Certificates, then promptly following the Separation Time, Rights Certificates will be sent to holders of record of Common Shares (other than an Acquiring Person or certain transferees) as of the Separation Time. Rights Certificates will also be issued for Rights in respect of Common Shares issued after the Separation Time and before the Expiration Time, to each holder (other than an Acquiring Person or certain transferees) converting securities that are exchangeable for Common Shares after the Separation Time. Rights will trade separately from the Common Shares after the Separation Time.

Permitted Lock-up Agreements

A bidder may enter into lock-up agreements (a “Permitted Lock-Up Agreement”) with shareholders whereby such shareholders agree to deposit or tender their Voting Shares and/or Convertible Securities (as defined in the Amended Rights Plan Agreement) to a take-over bid (the “Lock-Up Bid”) without a Flip-in Event occurring, because such Voting Shares and/or Convertible Securities will not be deemed to be beneficially owned by the bidder for purposes of the Amended Rights Plan Agreement.

Such Permitted Lock-Up Agreement must be publicly disclosed and permit the shareholder to terminate its obligation to deposit or tender Voting Shares and/or Convertible Securities or not to withdraw its securities from the Permitted Lock-Up Agreement in order to deposit or tender the Voting Shares and/or Convertible Securities to another take-over bid or support another transaction that in either case (A)(i) will provide a greater price or value to the shareholder than the Lock-Up Bid or (ii) contains an offer price or value for each Voting Share or Convertible Security that exceeds by as much as or more than a specified amount, which specified amount may not be greater than 7% of the price or value to the shareholder of the Lock-Up Bid, and (B) if the number of Voting Shares or Convertible Securities to be purchased under the Lock-Up Bid is less than 100% of the Voting Shares or Convertible Securities held by Independent Shareholders (as defined below), the number of Voting Shares or Convertible Securities to be purchased under such other take-over bid or transaction at a price or value that is not less than the Lock-Up Bid (i) will be greater than the number of Voting Shares or Convertible Securities offered to be purchased under the Lock-Up Bid or (ii) exceeds the number of Voting Shares or Convertible Securities offered to be purchased under the Lock-Up Bid by as much or more than a specified amount, which specified amount may not be greater than 7% of the number of Voting Shares or Convertible Securities offered to be purchased under the Lock-Up Bid.

In addition, such Permitted Lock-Up Agreement must provide that no “break-up” fees, “top-up” fees, penalties, expenses or other amounts that exceed, in the aggregate, the greater of (i) the cash equivalent of 2.5% of the price or value of the consideration payable under the Lock-Up Bid to such shareholder and (ii) 50% of the increase in the consideration received under another take-over bid or transaction shall be payable by the shareholder if the shareholder fails to deposit or tender its securities to the Lock-Up Bid, withdraws Voting Shares and/or Convertible Securities previously deposited or tendered thereto or supports another transaction.

Permitted Bid Requirements

A “Permitted Bid” is a take-over bid, made by an Offeror (as defined below) by way of take-over bid circular, which also complies with the following additional provisions:

•
the take-over bid is made to all holders of Voting Shares on the books of the Company, other than the Offeror;
•
the take-over bid contains an irrevocable and unqualified provision that no Voting Shares and/or Convertible Securities will be taken up or paid for pursuant to the take-over bid unless more than 50% of the Voting Shares held by Independent Shareholders (i) shall have been deposited or tendered pursuant to the take-over bid and not withdrawn and (ii) have previously been or are taken up at the same time;
•
the take-over bid contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no Voting Shares and/or Convertible Securities will be taken up or paid for pursuant to the take-over bid prior to the close of business on the date that is not less than (i) 105 days following the date of the take-over bid or (ii) the last day of such shorter minimum deposit period for which a take-over bid (that is not exempt from any requirements of Division 5 (Bid Mechanics) of National Instrument 62-104 – Take-Over Bids and Issuer Bids (“NI 62-104”)) must remain open for deposits of securities, in the applicable circumstances at such time, pursuant to section 2.28.2 or section 2.28.3 of NI 62-104;
•
the take-over bid contains an irrevocable and unqualified provision that unless the take-over bid is withdrawn, Voting Shares and/or Convertible Securities may be deposited or tendered pursuant to such take-over bid at any time during the period of time between the date of the take-over bid and the date on which Voting Shares may be taken up and paid for and that any Voting Shares deposited pursuant to the take-over bid may be withdrawn until taken up and paid for; and
•
the take-over bid contains an irrevocable and unqualified provision that if, on the date on which Voting Shares may be taken up and paid for under the take-over bid, more than 50% of the Voting Shares held by Independent Shareholders have been deposited or tendered pursuant to the take-over bid and not withdrawn, the Offeror will make a public announcement of that fact and the take-over bid will remain open for deposits and tenders of Voting Shares and/or Convertible Securities for not less than ten days from the date of such public announcement.

For purposes of the Amended Rights Plan Agreement, (i) should a take-over bid which qualified as a Permitted Bid cease to be a Permitted Bid because it ceases to meet any or all of the requirements mentioned above prior to the time it expires (after giving effect to any extension) or is withdrawn, any acquisition of Voting Shares and/or Convertible Securities made pursuant to such take-over bid shall not be a Permitted Bid Acquisition (as defined in the Amended Rights Plan Agreement) and (ii) the term “Permitted Bid” shall include a Competing Permitted Bid.

“Independent Shareholders” is defined in the Amended Rights Plan Agreement as holders of outstanding Voting Shares, other than any Acquiring Person, any person that is making or has announced a current intention to make a take-over bid but only so long as the take-over bid so announced or made has not been withdrawn or terminated or has not expired (an “Offeror”) (other than a person who by virtue of the exception for investment advisors described below is not deemed to beneficially own the Voting Shares held by such person for purposes of the Amended Rights Plan Agreement), Affiliates or Associates of an Acquiring Person or Offeror, any person acting jointly or in concert with such Acquiring Person or Offeror (which excludes customary agreements with and between underwriters and/or banking group members and/or selling group members with respect to a distribution of securities of the Company, pledges of securities in the ordinary course of business and Permitted Lock-Up Agreements) and any employee benefit, deferred profit sharing plan, stock participation plan and any other similar plan or trust for the benefit of employees of the Company or a subsidiary, unless the beneficiaries of the plan or trust direct the manner in which the Voting Shares are to be voted or withheld from voting or direct whether the Voting Shares are to be deposited or tendered to a take-over bid.

The Rights Plan allows for a Competing Permitted Bid to be made while a Permitted Bid is in existence. A “Competing Permitted Bid” is a take-over bid that:

•
is made after a Permitted Bid or another Competing Permitted Bid has been made and prior to the expiry, termination or withdrawal of such Permitted Bid or Competing Permitted Bid;
•
complies with all of the provisions of a Permitted Bid other than the condition set forth in the third bullet of the definition of a Permitted Bid above; and
•
contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no Voting Shares will be taken up or paid for pursuant to the take-over bid prior to the close of business on the date that is no earlier than the date on which Voting Shares may be taken up under any Permitted Bid (determined as of the date of making the take-over bid, assuming no amendment or variation to the terms and satisfaction of all conditions to the completion of the Permitted Bid) that preceded the Competing Permitted Bid;

provided that, should a Competing Permitted Bid cease to be a Competing Permitted Bid because it ceases to meet any or all of the requirements mentioned above prior to the time it expires (after giving effect to any extension) or is withdrawn, then any acquisition of Voting Shares made pursuant to such Competing Permitted Bid, including any acquisition of Voting Shares made prior to such time, shall not be a Permitted Bid Acquisition.

Waiver

The Board, acting in good faith, may, until the occurrence of a Flip-in Event, waive the application of the Rights Plan to a particular Flip-in Event where it would occur by reason of a take-over bid which is made by a take-over bid circular sent to all holders of Voting Shares.

Where the Board exercises such waiver power for a particular Flip-in Event, the Board shall be deemed to have exercised such waiver power to any other Flip-in Events subsequently occurring by reason of a take-over bid which is made by means of a take-over bid circular to all holders of Voting Shares prior to the expiry of any other bid for which the Rights Plan is, or is deemed to have been, waived.

The Board may, in respect of any Flip-in Event, waive the application of the Rights Plan to a particular Flip-in Event where the Board has determined within ten trading days following a Stock Acquisition Date that the Acquiring Person became an Acquiring Person by inadvertence and without any intent or knowledge that it would become an Acquiring Person and such person has reduced its beneficial ownership within fourteen days after the foregoing determination by the Board such that it is no longer an Acquiring Person.

The Board, acting in good faith, may, with the approval of a majority of votes cast by the Independent Shareholders voting in person or by proxy at a meeting duly called for that purpose, determine, at any time prior to the occurrence of a Flip-in Event, to waive the application of the Rights Plan for any Flip-in Event.

Redemption

The Board, with prior approval of the holders of Voting Shares or the holders of Rights, at any time prior to the occurrence of a Flip-in Event, may redeem all of the then outstanding Rights at a price of $0.00001 each, subject to adjustment.

Amendment

The Board may amend the Amended Rights Plan Agreement with the prior approval of the holders of Voting Shares (or holders of Rights if the Separation Time has occurred).

The Board, without such approval, may make amendments to the Amended Rights Plan Agreement to correct any clerical or typographical error, which are required to maintain the validity of the Amended Rights Plan Agreement as a result of any change in any applicable legislation or regulations or rules thereunder, or to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising thereunder, provided that such action shall not adversely affect the interests of the holders of Voting Shares or Rights in any material respect.

Exception for Investment Advisors

Investment managers (for client accounts), trust companies (acting in their capacity as trustees or administrators or in a similar capacity), statutory bodies managing investment funds (for employee benefit plans, pension plans, insurance plans or various public bodies) and registered pension funds or plans and their administrators or trustees who become the Beneficial Owner of 20% or more of the outstanding Voting Shares are exempted from triggering a Flip-in Event, provided that they are not making and have not announced an intention to make, a take-over bid, alone or by acting jointly or in concert with any other person.

Warrants

From time to time, the Company has outstanding Common Share purchase warrants (“Warrants”), with each Warrant exercisable for one Common Share. Except with respect to pre-funded Warrants, the exercise price per Common Share and the number of Common Shares issuable upon exercise of Warrants is subject to adjustment upon the occurrence of certain events, including, but not limited to, the following:

•
the subdivision or re-division of the outstanding Common Shares into a greater number of Common Shares;
•
the reduction, combination or consolidation of the outstanding Common Shares into a lesser number of Common Shares;
•
the issuance of Common Shares or securities exchangeable for, or convertible into, Common Shares to all or substantially all of the holders of Common Shares by way of stock dividend or other distribution (other than a distribution of Common Shares upon the exercise of Warrants or any outstanding options);
•
the reorganization of the Company or the consolidation or merger or amalgamation of the Company with or into another corporate body; and
•
a reclassification or other similar change to the outstanding Common Shares.

The Company generally will issue the Common Shares issuable upon exercise of Warrants within five business days following its receipt of notice of exercise and payment of the exercise price, subject to surrender of the Warrants. Prior to the exercise of any Warrants, holders of the Warrants will not have any of the rights of holders of the Common Shares issuable upon exercise, including the right to vote or to receive any payments of dividends on the Common Shares issuable upon exercise.

NioCorp Assumed Warrants

On March 17, 2023, the Company closed a series of transactions (the “GXII Transaction”) pursuant to the Business Combination Agreement, dated as of September 25, 2022 (the “Business Combination Agreement”), by and among the Company, GX Acquisition Corp. II, a Delaware corporation (“GXII”), and Big Red Merger Sub Ltd., a Delaware corporation and a direct, wholly owned subsidiary of the Company. In connection with the closing of the GXII Transaction (the “GXII Closing”), pursuant to the Business Combination Agreement, the Company assumed GXII’s obligations under the Warrant Agreement, dated March 17, 2021 (the “GXII Warrant Agreement”), by and between GXII and Continental Stock Transfer & Trust Company (“CST”), as warrant agent, and each share purchase warrant of GXII thereunder (the “GXII Warrants”) that was issued and outstanding immediately prior to the March 17, 2023 was converted into one Warrant (the “NioCorp Assumed Warrants”) pursuant to the GXII Warrant Agreement, as amended by an Assignment, Assumption and Amendment Agreement, dated the March 17, 2023 (the GXII Warrant Agreement, as so amended, the “NioCorp Assumed Warrant Agreement”), among the Company, GXII, CST, as existing warrant agent, and Computershare Inc. and its affiliate Computershare Trust Company, N.A, together as successor warrant agent (the “NioCorp Assumed Warrant Agent”). In connection with the GXII Closing, NioCorp issued (a) 9,999,959 public NioCorp Assumed Warrants in respect of the GXII Warrants that were publicly traded prior to the GXII Closing and (b) 5,666,667 NioCorp Assumed Warrants to GX Sponsor II LLC (the “Sponsor”) in respect of the GXII Warrants that it held prior to the GXII Closing, which NioCorp Assumed Warrants were subsequently distributed by the Sponsor to its members in connection with the GXII Closing.

Both the public NioCorp Assumed Warrants and the NioCorp Assumed Warrants issued to the Sponsor are subject to the terms of the NioCorp Assumed Warrant Agreement and are identical, with certain exceptions applicable to the NioCorp Assumed Warrants issued to the Sponsor for so long as such NioCorp Assumed Warrants are held by the Sponsor, its members, or their respective affiliates and other permitted transferees. In accordance with the NioCorp Assumed Warrant Agreement, any NioCorp Assumed Warrants issued to the Sponsor that are held by someone other than the Sponsor, its members, or their respective affiliates and other permitted transferees, are treated as public NioCorp Assumed Warrants.

Each NioCorp Assumed Warrant is exercisable on and after April 16, 2023, until its expiration for 1.11829212 Common Shares at a price of $11.50 per 1.11829212 Common Shares (subject to adjustments for stock splits, stock dividends, reorganizations, recapitalizations and the like). Under the terms of NioCorp Assumed Warrant Agreement, for so long as the NioCorp Assumed Warrants issued to the Sponsor are held by the Sponsor, its members, or their respective affiliates and other permitted transferees, such holders have the right to elect to exercise those NioCorp Assumed Warrants on a cashless basis. For such NioCorp Assumed Warrants exercised on a cashless basis after the GXII Closing, the holder will be entitled to pay the exercise price for those NioCorp Assumed Warrants by surrendering all or portion of the cash and/or Common Shares (valued at their fair market value) into which those NioCorp Assumed Warrants are exercisable as shall be elected by the holder. For this purpose, Common Shares so surrendered will be deemed to have a “fair market value” equal to the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date of exercise of the applicable NioCorp Assumed Warrants.

The NioCorp Assumed Warrants will expire at 5:00 p.m., New York City time, on March 17, 2028, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Common Shares pursuant to the exercise of a NioCorp Assumed Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the Common Shares underlying the NioCorp Assumed Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No NioCorp Assumed Warrant will be exercisable and the Company will not be obligated to issue Common Shares upon exercise of a NioCorp Assumed Warrant unless Common Shares issuable upon such exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the NioCorp Assumed Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a NioCorp Assumed Warrant, the holder of such NioCorp Assumed Warrant will not be entitled to exercise such NioCorp Assumed Warrant and such NioCorp Assumed Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any NioCorp Assumed Warrant.

The NioCorp Assumed Warrants, and the underlying Common Shares issuable upon the exercise thereof, were registered under the Securities Act pursuant to the Company’s registration statement on Form S-4, originally filed on November 7, 2022, as subsequently amended, which was declared effective by the SEC on February 8, 2023. The ongoing registered offering of the Common Shares underlying the NioCorp Assumed Warrants is being conducted pursuant to the Company’s registration statement on Form S-3, originally filed on April 14, 2023, as subsequently post-effectively amended to convert such registration statement to Form S-1, which was declared effective on October 30, 2023.

The Company will have the right to call the public NioCorp Assumed Warrants for redemption at any time following the March 17, 2023:

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in whole and not in part;
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at a price of $0.01 per NioCorp Assumed Warrant;
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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each public NioCorp Assumed Warrant holder;
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if, and only if, the reported last sale price of the Common Shares equals or exceeds approximately $16.10 per share (subject to certain adjustments) for any 20 trading days within a 30-trading day period commencing once the NioCorp Assumed Warrants become exercisable and ending three business days before the Company sends the notice of redemption to the public NioCorp Assumed Warrant holders; and
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if there is an effective registration statement covering the Common Shares issuable upon exercise of the NioCorp Assumed Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period.

The NioCorp Assumed Warrants issued to the Sponsor are not redeemable by the Company for so long as such NioCorp Assumed Warrants are held by the Sponsor, its members, or their respective affiliates or other permitted transferees. In addition, the Company may not exercise its redemption right if the issuance of Common Shares upon exercise of the NioCorp Assumed Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the public NioCorp Assumed Warrants for redemption as described above, the Company will have the option to require any holder that wishes to exercise its public NioCorp Assumed Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public NioCorp Assumed Warrants on a “cashless basis,” the Company will consider, among other factors, its cash position, the number of NioCorp Assumed Warrants that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of Common Shares issuable upon the exercise of the NioCorp Assumed Warrants. If the Company takes advantage of this option, all holders of public NioCorp Assumed Warrants would pay the exercise price by surrendering their NioCorp Assumed Warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the public NioCorp Assumed Warrants, multiplied by the difference between the exercise price of the NioCorp Assumed Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public NioCorp Assumed Warrants. If the Company takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Common Shares to be received upon exercise of the NioCorp Assumed Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of Common Shares to be issued and thereby lessen the dilutive effect of a redemption of the public NioCorp Assumed Warrants. If the Company calls the public NioCorp Assumed Warrants for redemption and does not take advantage of this option, the Sponsor, its members, and their respective affiliates and other permitted transferees would still be entitled to exercise their NioCorp Assumed Warrants for cash or on a cashless basis using the same formula described above that other NioCorp Assumed Warrant holders would have been required to use had all NioCorp Assumed Warrant holders been required to exercise their NioCorp Assumed Warrants on a cashless basis, as described in more detail below.

A holder of a NioCorp Assumed Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such NioCorp Assumed Warrant, to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates), to the NioCorp Assumed Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Common Shares outstanding immediately after giving effect to such exercise.

The NioCorp Assumed Warrants have certain anti-dilution and adjustments rights upon certain events.

The NioCorp Assumed Warrants may be exercised upon surrender of the certificate representing such NioCorp Assumed Warrants on or prior to the expiration date at the offices of the NioCorp Assumed Warrant Agent, with the exercise form on the reverse side of such certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the order of the NioCorp Assumed Warrant Agent or by wire transfer, for the number of NioCorp Assumed Warrants being exercised. The NioCorp Assumed Warrant holders will not have the rights or privileges of holders of Common Shares or any attendant voting rights until they exercise their NioCorp Assumed Warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the NioCorp Assumed Warrants, each holder will be entitled to one (1) vote for each Common Share held of record on all matters to be voted on by NioCorp shareholders.

If, upon exercise of the NioCorp Assumed Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of Common Shares to be issued to the NioCorp Assumed Warrant holder.

The NioCorp Assumed Warrants were issued in registered form under the NioCorp Assumed Warrant Agreement. The NioCorp Assumed Warrant Agreement may be amended by the parties thereto without the consent of any registered holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any mistake, or adding or changing any other provisions with respect to matters or questions arising under NioCorp Assumed Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders of the NioCorp Assumed Warrants, and (ii) to provide for the delivery of such kind and amount of Common Shares or other securities or property (including cash) receivable upon a reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of NioCorp Assumed Warrants would have received if such holder had exercised his, her or its NioCorp Assumed Warrants immediately prior to such event. All other modifications or amendments, including any amendment to increase the warrant price or shorten the exercise period, shall require the vote or written consent of the registered holders of a majority of the then outstanding public NioCorp Assumed Warrants. Any amendment solely to the NioCorp Assumed Warrants issued to the Sponsor and that are held by the Sponsor, its members, or their respective affiliates or other permitted transferees, shall require the vote or written consent of a majority of the holders of the then outstanding NioCorp Assumed Warrants issued to the Sponsor.